Exhibit 1

NOMINATION AND STANDSTILL AGREEMENT

This NOMINATION AND STANDSTILL AGREEMENT (the “Agreement”) is made as of February 20, 2014 by and among ARIAD Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the persons and entities listed on Schedule A hereto (collectively, the “Sarissa Group”). In consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“2014 Annual Meeting” means the Company’s 2014 annual meeting of stockholders.

“2015 Annual Meeting” means the Company’s 2015 annual meeting of stockholders.

“Additional Designee” shall have the meaning set forth in Section 2.3 below.

“Additional Designee Replacement” shall have the meaning set forth in Section 2.3 below.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, (a) the members of the Sarissa Group and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another and (b) any business entity of which the Sarissa Designee is a member of the board (or similar governing body) shall not be deemed to be an “Affiliate” of the Sarissa Group solely due to such relationship.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided that, for purposes of Sections 3.2(a) and (b) and Section 4.1(a) below, “Beneficially Own” and “Beneficial Ownership” shall include securities which are beneficially owned, directly or indirectly, by the Sarissa Group, as a Receiving Party; provided, however, that the number of shares of Common Stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.

“Board” means the Board of Directors of the Company.

“Common Stock” shall mean shares of the Common Stock of the Company, $0.001 par value.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2 below.

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock, without regard to any short or similar position under the same or any other Derivative Contract.  For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.1(c) below.

“Sarissa Designee” shall have the meaning set forth in Section 2.1 below.

“Net Long Position” shall mean such Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act; provided that, for the avoidance of doubt, “Net Long Position” shall not include any shares as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

“Press Release” shall have the meaning set forth in Section 5.1 below.

“Representatives” shall mean the directors, officers, employees and independent contractors, agents or advisors (including attorneys, accountants and investment bankers) of the specified party or any of its Subsidiaries.

“Rights Plan” shall mean that certain Section 382 Rights Agreement dated as of October 31, 2013, between the Company and Computershare Trust Company, N.A.

 “SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

“Standstill Period” shall mean the period beginning on the date hereof and ending on the earlier of (a) the date when the Sarissa Designee resigns from the Board and (b) the date, if any, within the 2015 Notice Window on which the Sarissa Group gives notice in accordance with Section 2.6.1 of the Company’s bylaws of the nomination of two or more directors to stand for election at the 2015 Annual Meeting.   “2015 Notice Window” means the period during which notice of nominations or other business to be brought before the 2015 Annual Meeting by a stockholder would be considered timely under the Company’s bylaws.

“Subsidiaries” shall mean each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Voting Stock” shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

2. Appointment of the Sarissa Group’s Nominee and the Additional Designee to the Board, and Committees of the Board.

2.1 The Company will on the date hereof add Dr. Alexander J. Denner (the “Sarissa Designee”) to the Board as a Class 1 director with a term expiring at the Company’s 2016 annual meeting of stockholders by increasing the size of the Board by one seat and appointing the Sarissa Designee to fill the resulting vacancy.  Upon his appointment to the Board and while a member of the Board, the Company also agrees to appoint the Sarissa Designee to the Nominating and Corporate Governance Committee of the Board.  The Company represents that the only Board committees are: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the NOL Committee and the Science and Medicine Committee.  So long as the Sarissa Designee is a member of the Board, (a) the Board will not form an Executive Committee unless the Sarissa Designee is a member and (b) all Board consideration of Extraordinary Transactions will take place only at the full Board level.

2.2 The Sarissa Designee agrees to submit (to the extent not already submitted) to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire, conflict of interest questionnaire, and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of a new director as soon as practicable on or after the date of this Agreement and to be governed by the same obligations regarding conflicts of interest, fiduciary duties, trading and disclosure policies and other governance guidelines as are applicable to all other directors of the Company.  As a condition to the Sarissa Designee’s appointment to the Board and nomination at any annual meeting, the Sarissa Group, including the Sarissa Designee, agrees to provide to the Company such information as is required to be disclosed in proxy statements under applicable law or would otherwise be necessary for inclusion of the Sarissa Designee on any slate.

2.3 The Nominating and Corporate Governance Committee of the Board agrees to, and agrees to direct the Board’s search firm to, work with the Sarissa Designee to review and consider potential candidates identified by them as possible additional directors to be added to the Board. The Company agrees to appoint to the Board as a Class 2 director with a term expiring at the Company’s 2017 annual meeting of stockholders one person (the “Additional Designee”) who is (a) selected by the Board and (b) approved by the Sarissa Designee.  The Company will increase the size of the Board from nine to ten members to accommodate this appointment and will make this appointment as promptly as reasonably practicable following such person becoming an Additional Designee; provided that it is expected that the Additional Designee will be appointed to the Board promptly following the 2014 Annual Meeting.  Should the Additional Designee resign from the Board or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving, on, the Board (other than due to the expiration of his or her term as a Class 2 director), for so long as the Sarissa Designee is a member of the Board, the Company shall cause to be added as a member of the Board a replacement (an “Additional Designee Replacement”) who is (i) selected by the Board and (ii) approved by the Sarissa Designee.  Any such Additional Designee Replacement who becomes a Board member in replacement of the Additional Designee shall be deemed to be the Additional Designee for all purposes under this Agreement.  For the avoidance of doubt, any discussions and matters considered with respect to any potential Additional Designee or Additional Designee Replacement, including which potential Additional Designees or Additional Designee replacement are discussed and whether or not the Board approves of any potential Additional Designee or Additional Designee Replacement, shall constitute Evaluation Material under the Confidentially Agreement.

2.4  The Company shall not be obligated to include either or both of the Sarissa Designee or the Additional Designee on the slate of directors proposed for election at any of the Company’s annual meetings of stockholders. So long as the Sarissa Designee is a member of the Board, the Company shall notify the Sarissa Group in writing no less than 25 calendar days before the advance notice deadline set forth in the Company’s bylaws if the Sarissa Designee or the Additional Designee will not be nominated by the Company for election as a director at such meeting. If the Sarissa Group is so notified by the Company that the Sarissa Designee or the Additional Designee is to be so nominated, the Company shall use reasonable best efforts to cause the election of the Sarissa Designee or the Additional Designee so nominated by the Company (including listing the Sarissa Designee or the Additional Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company’s stockholders vote in favor of the election of the Sarissa Designee or the Additional Designee (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

2.5  Notwithstanding anything to the contrary in this Agreement, if at any time after the date hereof, the members of the Sarissa Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 6,000,000 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), then the Sarissa Designee shall promptly tender his resignation from the Board and any committee of the Board on which he is a member and the Company shall have no further obligations under this Agreement.  In furtherance of the foregoing, the Sarissa Designee shall, prior to his appointment to the Board, execute an irrevocable resignation as director in the form attached hereto as Exhibit A.

2.6. The Company agrees that, from and after the date of this Agreement, so long as the Sarissa Designee is a member of the Board, (a) prior to the appointment of the Additional Designee, the Company shall not take any action, or support any person who is seeking to, increase the size of the Board above 9 directors, (b) after the appointment of the Additional Designee, the Company shall not take any action, or support any person who is seeking to, increase the size of the Board above 10 directors and (c) neither the Company nor the Board shall take any action (i) to cause a member of the Board to be part of a director class other than the class of which he or she is a member as of the date hereof or, in the case of any new director, will be a member of at the time of such director’s appointment or election or (ii) to otherwise increase or decrease the classes of directors of the Board.

3. Representations and Warranties and Covenants

3.1 Each of the parties hereto represents and warrants to the other parties that:

(a) such party has all requisite corporate or other authority and power necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

3.2  Each member of the Sarissa Group jointly represents and warrants that, as of the date of this Agreement, (a) the Sarissa Group Beneficially Owns an aggregate of 12,000,000 shares of Voting Stock of the Company, (b) except for such ownership, no member of the Sarissa Group, individually or in the aggregate with all other members of the Sarissa Group and its Affiliates has any other Beneficial Ownership of any Voting Stock and (c) the Sarissa Group, collectively with its Affiliates, has a Net Long Position of 12,000,000 shares of Voting Stock.

3.3  The Company represents that since January 1, 2013, there have been: (i) no amendments to the Company’s bylaws other than as publicly disclosed; and (ii) no material amendments to compensatory arrangements applicable to named executive officers other than as publicly disclosed.

3.4  During the Standstill Period, as long as the Sarissa Group has not intentionally and materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Company shall not make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) negatively commenting upon any member of the Sarissa Group or its principals or employees, including the Sarissa Group’s corporate strategy, business, corporate activities, governing body or management (and including making any statements critical of the Sarissa Group’s business, strategic direction, capital structure or compensation practices).

3.5  From and after the date of this Agreement, the Sarissa Designee shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company.

3.6  The Company represents, warrants, covenants and agrees (a) that, for purposes of the Company’s 2005 Executive Compensation Plan, the Sarissa Designee’s appointment to the Board has been endorsed by a majority of the members of the Board (and that such endorsement is not in connection with an actual or threatened proxy contest relating to the election of directors of the Company) before the date hereof and (b) that, upon his appointment to the Board, the Sarissa Designee shall be deemed to be, or shall constitute, a “Continuing Director” for purposes of indemnification arrangements with any officers or directors.

3.7  The Company hereby agrees that it shall not, for so long as the Sarissa designee is a member of the Board (a) adopt any policies applicable to directors that are inconsistent with the provisions of this Agreement and to the extent any such policies are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern or (b) amend the provisions of the Company’s bylaws governing the timing of nominations of persons for election to the Board and the proposal of business to be considered by the Company’s stockholders.

4.  Covenants of the Sarissa Group.

4.1 Standstill. During the Standstill Period, so long as the Company has not intentionally and materially breached this Agreement and failed to cure such breach within five business days of written notice from the Sarissa Group specifying any such breach, the Sarissa Group and its Affiliates will not, without the prior written consent of the Company:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by the Company such as a stock dividend), Beneficial Ownership of Voting Stock of the Company if after giving effect to such acquisition the Sarissa Group would Beneficially Own more than the higher of (x) 6.96% of the outstanding shares of Voting Stock of the Company and (y) such higher amount that any other person or group required to file on Schedule 13D is permitted to buy or own pursuant to the terms of, or as a result of being waived through, the Rights Plan (including any amendments thereto) or any replacement thereof or other rights plan implemented by the Company (and the Company agrees not to include a “trigger amount”, applicable to any other person or group not required to file on Schedule 13D, under the Rights Plan (including any amendments thereto) or any replacement thereof or other rights plan implemented by the Company, of more than 15% Beneficial Ownership of Voting Stock of the Company, unless such higher “trigger amount” also applies to any person or group required to file on Schedule 13D) or, if the Rights Plan (including any amendments thereto) and any replacement thereof and any other rights plan implemented by the Company, have expired or are otherwise no longer in effect, such higher amount that any other person or group is permitted to buy or own pursuant to the terms of, or as a result of being approved to acquire in accordance with, Section 203 of the Delaware General Corporation Law (and the Company agrees that it will grant similar waivers or approvals to the Sarissa Group under the Rights Plan (including any amendments thereto) or replacement thereof or other rights plan implemented by the Company or Section 203, as it has granted or hereafter does grant, to any such person or group);

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company (other than in the Sarissa Designee’s capacity as a member of the Board in a manner consistent with the Board’s recommendation in connection with such matter);

(c) separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution (collectively, an “Extraordinary Transaction”);  provided, however, this subparagraph (c) shall not prevent the Sarissa Designee acting in his capacity as a director of the Company from raising such matter at the Board;

(d) form, join or in any way participate in a 13D Group (other than the Sarissa Group);

(e) present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board or seek the removal of any member of the Board, other than through action at the Board by the Sarissa Designee acting in his capacity as such;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by the Sarissa Group or its Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect.

(g) make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any solicitation described in clause (b) above, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, research and development, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices).

(h) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(i) make any request under Section 220 of the Delaware General Corporation Law;

(j) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.1; provided that the Sarissa Group may confidentially request the Company to amend or waive any provision of this Section 4.1 in a manner that would not be reasonably likely to require public disclosure; or

(k) direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or Affiliates to take any such action.

Notwithstanding the foregoing, nothing in this Section 4.1 shall be deemed to restrict or limit the Sarissa Group from making or issuing, or causing to be made or issued, any public disclosure, statement or announcement stating whether the Sarissa Group is in favor of or against any potential Extraordinary Transaction that has been announced by a third party and the reasons for that position.

4.2  Voting.  During the Standstill Period, the Sarissa Group shall, and shall cause its Affiliates, to (a) cause, in the case of all Voting Stock of the Company owned of record, and (b) instruct the record owner, in the case of all Voting Stock of the Company Beneficially Owned but not owned of record, directly or indirectly, by them, as of the record date for the 2014 Annual Meeting that are entitled to vote at the 2014 Annual Meeting or at any adjournments or postponements thereof, to be present for quorum purposes, and to be voted in favor of all directors nominated by the Board for election at the 2014 Annual Meeting.

5.  Miscellaneous.

5.1  Public Announcements. No earlier than 7:00 a.m., New York City time, on the first trading day after the date hereof, the Company and the Sarissa Group shall announce this Agreement and the material terms hereof by means of a press release in form and substance reasonably satisfactory to the parties (the “Press Release”). Neither the Company nor the Sarissa Group shall make any public announcement or statement concerning or relating to this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which will not be unreasonably withheld. The Company acknowledges that the Sarissa Group intends to file this Agreement and the agreed upon Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Company shall have an opportunity to review in advance any Schedule 13D filing made by the Sarissa Group with respect to this Agreement and the Sarissa Group shall have an opportunity to review in advance the Form 8-K to be made by the Company with respect to this Agreement.

5.2  Confidentiality Agreement. The Company hereby agrees that: (a) the Sarissa Designee is permitted to and may provide confidential information subject to and in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) (which the Sarissa Group and the Sarissa Designee agree to execute and deliver to the Company) and (b) the Company will execute and deliver the Confidentiality Agreement to the Sarissa Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

5.3  Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 5.3 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

5.4  Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

5.5  Entire Agreement; Amendment. This Agreement and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement and the Confidentiality Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

5.6  Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

If to the Sarissa Group:

Sarissa Capital Management LP
660 Steamboat Road, 3rd Floor
Greenwich, Connecticut 06830
Attention: Mark DiPaolo
Email: mdipaolo@sarissacap.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Ave.
New York, NY 10019
Attention:   Russell Leaf
Email:  Rleaf@willkie.com

If to the Company, to:

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention:  Harvey J. Berger, M.D., Chairman & Chief Executive Officer
Facsimile:  617-494-1828
Email:  berger@ariad.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019

Attention:	Scott A. Barshay, Esq.	George F. Schoen, Esq.
Facsimile:	(212) 474-3700	(212) 474-3700
Email:	sbarshay@cravath.com	gschoen@cravath.com

5.7  Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.8  Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

5.9  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

5.11 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

5.12  SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

5.13  Construction of Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

5.14  Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

5.15  Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

5.16  Expenses. The Company shall reimburse the Sarissa Group for the reasonable and documented fees and expenses of Willkie Farr & Gallagher LLP in connection with this Agreement and at no more than Willkie Farr & Gallagher LLP’s customary hourly rate (such reimbursement not to exceed $75,000 in the aggregate) with payment to be made by the Company to the Sarissa Group by certified check or wire transfer of immediately available funds promptly following receipt and review by the Company of the relevant documentation.

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IN WITNESS WHEREOF, the parties have caused this NOMINATION AND STANDSTILL AGREEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Name: Harvey J. Berger, M.D.
Title: Chairman and Chief Executive Officer

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Chief Operating Officer & Chief Compliance Officer

SARISSA CAPITAL DOMESTIC FUND LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL OFFSHORE MASTER FUND LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL FUND GP LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL OFFSHORE FUND GP LLC

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

DR. ALEXANDER J. DENNER

/s/ Dr. Alexander J. Denner
Name: Dr. Alexander J. Denner

SCHEDULE A

SARISSA GROUP

Sarissa Capital Management LP

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Dr. Alexander J. Denner

EXHIBIT A

RESIGNATION

February 20, 2013

Board of Directors
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 021390

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Nomination and Standstill Agreement, dated as of February 20, 2014, between ARIAD Pharmaceuticals, Inc. and certain members of the Sarissa Group signatory thereto (the “Agreement”).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  Effective only upon, and subject to, such time as the members of the Sarissa Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 6,000,000 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

____________________________

Name:

EXHIBIT B

CONFIDENTIALITY AGREEMENT

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139

February 20, 2014

To:	Each of the persons listed on Schedule A hereto (the “Sarissa Group” or “you”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the Sarissa Designee to the Board of Directors (the “Board”) of ARIAD Pharmaceuticals, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination and Standstill Agreement (the “Nomination Agreement”), dated as of February 20, 2014, among the Company and the Sarissa Group. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, the Sarissa Designee may, if and to the extent he desires to do so, disclose information he obtains while serving as a member of the Board to you and your Representatives (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this Agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, the persons set forth on Schedule B hereto (collectively, the “Representatives”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by the Sarissa Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.  The term “Evaluation Material” does not include information that (a) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (b) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by the Sarissa Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) or (c) is received from a source other than the Sarissa Designee, the Company or any of the Company Representatives; provided, that in the case of (b) or (c) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

2.  You will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information: (A) to your Representatives (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto; and (B) to the Company and the Company Representatives. It is understood and agreed that the Sarissa Designee shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work product privilege; provided, however, that the Sarissa Designee may provide such disclosure of Legal Advice if the Sarissa Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3.  In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email, facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the

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subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.  You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of, or advisor to, the Company other than the Chief Executive Officer, the Chief Financial Officer, the General Counsel, Chief Scientific Officer, Chief Medical Officer and/or such other persons approved in writing by the foregoing or the Board concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to the Sarissa Designee or other Board members.

5.  All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which the Sarissa Designee is no longer a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.

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6.  You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your reasonable best efforts to ensure that your Representatives, do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.

7.  You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8. It is agreed that no delay or omission by the Company to exercise any right, power or remedy accruing to it upon any breach or default of any other party under this letter agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver by the Company of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Company of any breach or default under this letter agreement, or any waiver by the Company of any provisions or conditions of this letter agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this letter agreement, by law or otherwise, shall be cumulative and not alternative.  Any permission, consent, or approval of any kind or character under this letter agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.  YOU ACKNOWLEDGE AND AGREE THAT THE VALUE OF THE EVALUATION MATERIAL TO THE COMPANY IS UNIQUE AND SUBSTANTIAL, BUT MAY BE IMPRACTICAL OR DIFFICULT TO ASSESS IN MONETARY TERMS.  YOU FURTHER ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS LETTER AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. ACCORDINGLY YOU AGREE THAT THE COMPANY SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS LETTER AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THE COMPANY MAY BE ENTITLED BY LAW OR EQUITY, AND YOU EXPRESSLY WAIVE ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

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10.  This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this paragraph 10 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

11.  This letter agreement and the Nomination and Standstill Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this letter agreement and the Nomination and Standstill Agreement. Neither this letter agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

13.  All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

If to the Sarissa Group:
Sarissa Capital Management LP
660 Steamboat Road, 3rd Floor
Greenwich, Connecticut 06830
Attention:  Mark DiPaolo
Email: mdipaolo@sarissacap.com

with a copy to :

Willkie Farr & Gallagher LLP
787 Seventh Ave.
New York, NY 10019
Attention:   Russell Leaf
Email:  rleaf@willkie.com

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If to the Company, to:
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention:  Harvey J. Berger, M.D., Chairman & Chief Executive Officer
Facsimile:  617-494-1828
Email:  berger@ariad.com

with a copy to:
                Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:	Scott A. Barshay, Esq.	George F. Schoen, Esq.
Facsimile:	(212) 474-3700	(212) 474-3700
Email:	sbarshay@cravath.com	gschoen@cravath.com

14.  If any provision of this letter agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.  This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

16.  This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

17.  This letter agreement shall expire two years from the date on which the Sarissa Designee ceases to be a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

18.  No licenses or rights under any patent, copyright, trademark or trade secret are granted or are to be implied by this letter agreement.

19.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

20.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has

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executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Name: Harvey J. Berger, M.D.
Title: Chairman and Chief Executive Officer

Accepted and agreed as of the date first written above:

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Chief Operating Officer & Chief Compliance Officer

SARISSA CAPITAL DOMESTIC FUND LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL OFFSHORE MASTER FUND LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL FUND GP LP

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

SARISSA CAPITAL OFFSHORE FUND GP LLC

By:	/s/ Seth Platt
Name: Seth Platt
Title: Authorized Person

DR. ALEXANDER J. DENNER

/s/ Dr. Alexander J. Denner
Name: Dr. Alexander J. Denner

SCHEDULE A

SARISSA GROUP

Sarissa Capital Management LP

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Dr. Alexander J. Denner

SCHEDULE B

Any full-time employee of a member of the Sarissa Group